Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

1440 NEW YORK AVE, N.W.

WASHINGTON, DC 20005

TEL: (202) 371-7000

FAX: (202) 393-5760

www.skadden.com

July 11, 2023

2U, Inc.

7900 Harkins Road

Lanham, MD 20706

Re: 2U, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to 2U, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of an aggregate of 215,054 shares (“Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Restricted Stock Award Agreement (the “Inducement Award Agreement”), filed as Exhibit 99.1 to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement in the form filed with the Commission on the date hereof;

(b)	an executed copy of the Inducement Award Agreement;

(c)	an executed copy of a certificate of Paul S. Lalljie, Chief Financial Officer of the Company, dated the date hereof (the “Officer’s Certificate”);

(d)

a copy of the Company’s Amended and Restated Certificate of Incorporation, as currently in effect (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of July 11, 2023, certified pursuant to the Officer’s Certificate;

(e)	a copy of the Company’s Amended and Restated Bylaws, as currently in effect (the “Amended and Restated Bylaws”), certified pursuant to the Officer’s Certificate; and

(f)

copies of certain resolutions of the Company’s Board of Directors (or a committee thereof), relating to the Inducement Award Agreement, the filing of the Registration Statement and certain related matters, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or

2U, Inc.

July 11, 2023

other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

In rendering the opinion set forth below, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar will be issued by the Company’s transfer agent and registrar, (ii) each issuance of Shares will be in accordance with the terms and conditions of the Inducement Award Agreement, and (iii) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the participants in accordance with the terms and conditions of the Inducement Award Agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RLO